(KIRKLAND’S LOGO)

News Release

Contact: Mike Madden

Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS FOURTH QUARTER RESULTS

JACKSON, Tenn. (March 16, 2007) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 14-week and 53-week periods ended February 3, 2007.

Net sales for the 14-week period ended February 3, 2007, increased 9.2% to $167.5 million compared with $153.4 million for the 13-week period ended January 28, 2006. Comparable store sales for the fourth quarter of fiscal 2006 decreased 6.1%. The Company reported a 5.0% comparable store sales decrease in the prior-year period. Comparable store sales in mall stores declined 8.4% while comparable store sales in off-mall stores declined 2.6%. Comparable store sales data for the fourth quarter of fiscal 2006 reflects sales through the 13-week period ended January 27, 2007, excluding the extra week in this year’s fiscal retail calendar. During the quarter, the Company opened 13 stores and closed 20 stores.

The Company reported net income for the 14-week period ended February 3, 2007, of $11.4 million, or $0.58 per diluted share, compared with net income of $10.1 million, or $0.51 per diluted share, for the 13-week period ended January 28, 2006. The results for the fourth quarter of fiscal 2006 included the effects of the following items:

(i)	After completing a review of its historical redemption patterns, the Company recognized $3.6 million of net sales and operating income related to gift certificate and gift card breakage, resulting in a reduction in net loss of $0.11 per share; and

(ii)	the Company recorded a change of estimate of $1.4 million related to breakage of discount certificates issued to its private label credit card customers, which has been recorded as an increase in operating expenses, resulting in an increase in net loss of $0.04 per share.

Net sales for the 53-week period ended February 3, 2007, increased 7.6% to $446.8 million from $415.1 million for the 52-week period ended January 28, 2006. Comparable store sales for fiscal 2006 decreased 6.6% compared with a 6.9% decrease in the prior-year period. Comparable store sales in mall stores declined 8.7% while comparable store sales in off-mall stores declined 2.9%. Comparable store sales data for fiscal 2006 reflects sales through the 52-week period ended January 27, 2007, excluding the extra week in this year’s fiscal retail calendar. The Company opened 49 stores and closed 47 stores during the 53-week period, ending the year at 349 stores.

The Company reported a net loss of $0.1 million, or $0.01 per share, for the 53-week period ended February 3, 2007. The Company reported net income of $0.2 million, or $0.01 per share, for the 52-week period ended January 28, 2006. The results for fiscal 2006 include:

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Fourth Quarter Results

March 16, 2007

(i)	The initial recognition of gift certificate and gift card breakage revenue in the amount of $3.6 million, resulting in a reduction of net loss of $0.11 per share;

(ii)	a change in estimate of breakage related to discount certificates issued to the Company’s private label credit card customers, which has been recorded as an increase to operating expenses of $1.4 million, resulting in an increase in net loss of $0.04 per share;

(iii)	a previously disclosed charge of $728,000, related to a benefits arrangement entered into during the second fiscal quarter with the Company’s Chief Executive Officer resulting in an increase to net loss of $0.02 per share; and

(iv)	a previously disclosed charge of $688,000 in the third fiscal quarter for the impairment of fixed assets related to certain underperforming stores, resulting in an increase to net loss of $0.02 per share.

Robert Alderson, Kirkland’s Chief Executive Officer, said, “As has been true throughout the year, traffic trends adversely affected sales in the fourth quarter. We were able to maintain margin while aggressively moving merchandise in our January clearance event and keeping operating costs in line. We are making progress in realizing our merchandise vision for stores, but we still have significant work and opportunity ahead of us to clearly reflect that vision and to provide the correctly balanced inventory mix to drive sales.”

Fiscal 2007 Outlook
The Company expects to report net income for fiscal 2007 in a range of a loss of $0.10 to earnings of $0.10 per share, net sales of approximately $445 million to $460 million, and a comparable store sales decrease of 2% to 6%. This guidance includes approximately $0.05 to $0.07 per share in expenses associated with the previously disclosed opening of a store support office in Nashville, Tennessee, which is scheduled to commence during the latter part of the second quarter.

For the 13 weeks ending May 5, 2007, the Company expects to report a net loss of $0.30 to $0.35 per share, compared with a net loss of $0.16 per share for the 13 weeks ended April 29, 2006. Net sales are expected to be $84 million to $87 million, with a comparable store sales decrease of 14% to 17% compared with net sales of $92.6 million and a comparable store sales decrease of 5.1% in the prior-year period.

During fiscal 2007, the Company expects to open 40 new stores and close approximately 40 stores with all openings in off-mall locations and nearly all of the closings in expiring mall locations, many of which will be replaced by off-mall stores.

Mr. Alderson added, “Key hires in the merchandising group late in the fourth quarter bring us closer to assembling the team to lead our turnaround. We are continuing our search for a dynamic and experienced store leader. Our merchandise vision for Kirkland’s is beginning to be realized incrementally in stores. Given a continuing sector headwind, persistent traffic declines, and the need to improve execution, the exact timeframe for that turnaround is difficult to predict. Given our solid balance sheet and careful control of expenses and working capital, we are positioned to be patient in completing our team, executing our merchandise assortment, and improving our store experience.”

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KIRK Reports Fourth Quarter Results

March 16, 2007

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call on March 16, 2007, at 11:00 a.m. ET to discuss its results of operations for the fourth quarter of fiscal 2006. The number to call for this interactive teleconference is (913) 981-5542. A replay of the conference call will be available through March 23, 2007, by dialing (719) 457-0820 and entering the confirmation number, 6919984.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=37859 on, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through March 23, 2007.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 348 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter Results

March 16, 2007

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	14 Weeks Ended	13 Weeks Ended
	February 3,	January 28,
	2007	2006
Net sales	$163,883	$153,409
Gift certificate and gift card breakage revenue	3,580	—

Total revenue	167,463	153,409
Cost of sales	105,629	99,930

Gross profit	61,834	53,479
Operating expenses:
Other operating expenses	37,169	32,514
Depreciation and amortization	4,984	4,400

Operating income	19,681	16,565
Interest expense	98	75
Interest income	(162)	(94)
Other income	(95)	(89)

Income before income taxes	19,840	16,673
Income tax provision	8,448	6,620

Net income	$11,392	$10,053

Earnings per share:
Basic	$0.59	$0.52

Diluted	$0.58	$0.51

Shares used to calculate earnings per share:
Basic	19,473	19,343

Diluted	19,620	19,567

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KIRK Reports Fourth Quarter Results

March 16, 2007

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2007	2006
Net sales	$443,248	$415,092
Gift certificate and gift card breakage revenue	3,580	—

Total revenue	446,828	415,092
Cost of sales	306,469	289,622

Gross profit	140,359	125,470
Operating expenses:
Other operating expenses	122,265	109,946
Depreciation and amortization	18,084	15,319
Store impairment charge	688	—

Operating income (loss)	(678)	205
Interest expense	278	242
Interest income	(292)	(184)
Other income	(507)	(288)

Income (loss) before income taxes	(157)	435
Income tax provision (benefit)	(17)	206

Net income (loss)	$(140)	$229

Earnings (loss) per share:
Basic	$(0.01)	$0.01

Diluted	$(0.01)	$0.01

Shares used to calculate earnings per share:
Basic	19,433	19,318

Diluted	19,433	19,572

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KIRK Reports Fourth Quarter Results

March 16, 2007

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	February 3, 2007	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$25,358	$14,968
Inventories, net	44,790	49,180
Other current assets	8,072	8,683

Total current assets	78,220	72,831
Property and equipment, net	71,314	72,091
Other long-term assets	1,932	1,662

Total assets	$151,466	$146,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$20,572	$24,231
Other current liabilities	26,792	24,034

Total current liabilities	47,364	48,265
Deferred rent and other long-term liabilities	36,120	31,911

Total liabilities	83,484	80,176

Net shareholders’ equity	67,982	66,408

Total liabilities and shareholders’ equity	$151,466	$146,584

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